Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-156695

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Yield Optimization Notes with Contingent Protection Linked to the common stock of Ford Motor Company due December 22, 2011	$27,579,019.65	$1,966.38
Yield Optimization Notes with Contingent Protection Linked to the common stock of IAMGOLD Corporation due December 22, 2011	$10,660,235.46	$760.07
Yield Optimization Notes with Contingent Protection Linked to the common stock of Johnson Controls, Inc. due December 22, 2011	$8,142,299.55	$580.55
Yield Optimization Notes with Contingent Protection Linked to the common stock of United Continental Holdings, Inc. due December 22, 2011	$11,351,082.97	$809.33
Yield Optimization Notes with Contingent Protection Linked to the common stock of Yahoo! Inc. due December 22, 2011	$5,084,591.68	$362.53
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 13, 2009 and Product Supplement dated January 14, 2009)

UBS AG Yield Optimization Notes with Contingent Protection

UBS AG $27,579,019.65 Notes linked to the common stock of Ford Motor Company due December 22, 2011
UBS AG $10,660,235.46 Notes linked to the common stock of IAMGOLD Corporation due December 22, 2011
UBS AG $8,142,299.55 Notes linked to the common stock of Johnson Controls, Inc. due December 22, 2011
UBS AG $11,351,082.97 Notes linked to the common stock of United Continental Holdings, Inc. due December 22, 2011
UBS AG $5,084,591.68 Notes linked to the common stock of Yahoo! Inc. due December 22, 2011

Investment Description

UBS AG Yield Optimization Notes with Contingent Protection (the “Notes”) are senior unsecured debt obligations issued by UBS AG (“UBS”) linked to the performance of the common stock of a specific company (the “underlying stock”). The Notes pay an enhanced coupon and provide either a return of principal or shares of the underlying stock at maturity. The enhanced coupon is designed to compensate you for the risk that you may receive a share of the underlying stock at maturity for each Note held that is worth less than your principal. At maturity, you will receive one share of the underlying stock (subject to adjustments in the case of certain corporate events described in the accompanying YONCP product supplement under “General Terms of the Notes — Antidilution Adjustments”) for each of your Notes if the closing price of the underlying stock on the final valuation date (the “final price”) is below the specified trigger price. Otherwise, you will receive your principal in cash. We will make coupon payments during the term of the Notes regardless of the performance of the underlying stock. Investing in the Notes involves significant risks. You may lose some or all of your principal. The contingent protection feature applies only if you hold the Notes until maturity. Any payment on the Notes, including any contingent protection feature, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire principal amount.

Features
☐	Income: Regardless of the performance of the underlying stock, the Notes will pay coupons designed to compensate you for the possibility that you could lose some or all of your principal.
☐	Tactical Investment Opportunity: If you believe the underlying stock will trend sideways over the term of the Notes — moving neither positively by more than the coupon paid on the Notes nor negatively by more than the amount of contingent protection — the Notes may provide improved performance compared to a direct investment in the underlying stock.
☐	Contingent Protection Feature: If you hold the Notes to maturity and the price of the underlying stock does not close below the trigger price on the final valuation date, you will receive 100% of your principal, subject to the creditworthiness of UBS AG, and you will not participate in any appreciation of the underlying stock. If you hold the Notes to maturity and the price of the underlying stock closes below the trigger price on the final valuation date, you will receive one share of the underlying stock for each of your Notes, which in all likelihood will be worth less than your principal and may have no value at all.

Key Dates

Trade Date*	December 16, 2010
Settlement Date*	December 22, 2010
Final Valuation Date**	December 16, 2011
Maturity Date**	December 22, 2011
*	We expect to deliver the Notes against payment on or about the fourth business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the trade date will be required, by virtue of the fact that each Note initially will settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement.
**	Subject to postponement in the event of a market disruption event, as described in the YONCP product supplement.

An investment in the Notes involves certain risks. You should carefully consider the risks described under “Key Risks” beginning on page 6 and under “Risk Factors” beginning on page PS-10 of the YONCP product supplement before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely effect the market value of, and the return on, your Notes. You may lose some or all of your initial investment in the Notes.

Note Offerings

These terms relate to five separate Notes we are offering. Each of the five Notes is linked to the common stock of a different company, and each of the five Notes has a different coupon rate, initial price and trigger price. The performance of each Note will not depend on the performance of any other Note.

Underlying Stocks	Coupon per Annum*	Initial Price	Trigger Price	CUSIP	ISIN
Common stock of Ford Motor Company	8.55%	$16.77	$12.58, which is 75% of Initial Price	90267F865	US90267F8656
Common stock of IAMGOLD Corporation	10.50%	$17.23	$12.06, which is 70% of Initial Price	90267F873	US90267F8730
Common stock of Johnson Controls, Inc.	8.20%	$38.85	$31.08, which is 80% of Initial Price	90267F881	US90267F8813
Common stock of United Continental Holdings, Inc.	12.00%	$24.37	$17.06, which is 70% of Initial Price	90267F329	US90267F3293
Common stock of Yahoo! Inc.	8.85%	$16.52	$13.22, which is 80% of Initial Price	90267F337	US90267F3376
*	Paid monthly in arrears in 12 equal installments.

See “Additional Information about UBS and the Notes” on page 2. Each Note we are offering will have the terms set forth in the YONCP product supplement relating to the Notes, the accompanying prospectus and this pricing supplement. See “Key Risks” beginning on page 6 and the more detailed “Risk Factors” beginning on page PS-10 of the YONCP product supplement relating to the Notes for risks related to an investment in the Notes. Your Note does not guarantee any return of principal at maturity. At maturity, if you receive shares of the underlying stock, they will in all likelihood be worth less than your principal and may have no value at all.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying YONCP product supplement or prospectus. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities of UBS AG and are not FDIC insured.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security*	Total	Per Security	Total	Per Security**
Ford Motor Company	$27,579,019.65	$16.77	$551,580.39	2%	$27,027,439.26	$16.43
IAMGOLD Corporation	$10,660,235.46	$17.23	$213,204.71	2%	$10,447,030.75	$16.89
Johnson Controls, Inc.	$8,142,299.55	$38.85	$162,845.99	2%	$7,979,453.56	$38.07
United Continental Holdings, Inc.	$11,351,082.97	$24.37	$227,021.66	2%	$11,124,061.31	$23.88
Yahoo! Inc.	$5,084,591.68	$16.52	$101,691.83	2%	$4,982,899.85	$16.19
*	Dollar value is equal to 100% of the initial price.
**	Dollar value is equal to 98% of the initial price, which reflects the deduction of the total underwriting discount from the price to public.

UBS Financial Services Inc.	UBS Investment Bank

Pricing Supplement dated December 16, 2010

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes) with the Securities and Exchange Commission, or SEC, for the offerings to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	YONCP product supplement dated January 14, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000139340109000079/v137052_690302-424b2.htm

♦	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Yield Optimization Notes with Contingent Protection” or the “Notes” refer to five different Notes that are offered hereby. Also, references to the “YONCP product supplement” mean the UBS product supplement, dated January 14, 2009, relating to the Notes generally, and references to the “accompanying prospectus” mean the UBS prospectus titled, “Debt Securities and Warrants”, dated January 13, 2009.

Final Terms for Each Offering of the Notes

Issuer	UBS AG, London Branch
Principal Amount per Note	Equal to the initial price (as defined below) of the underlying stock.
Term	12 months
Coupon Payment	Coupon paid in arrears in twelve equal monthly installments based on the coupon per annum, regardless of the performance of the underlying stock. The coupon per annum is (i) 8.55% for Notes linked to the common stock of Ford Motor Company, (ii) 10.50% for Notes linked to the common stock of IAMGOLD Corporation, (iii) 8.20% for Notes linked to the common stock of Johnson Controls, Inc., (iv) 12.00% for Notes linked to the common stock of United Continental Holdings, Inc. and (v) 8.85% for Notes linked to the common stock of Yahoo! Inc.
1st Installment through 12th Installment	For Notes linked to the common stock of Ford Motor Company: $0.1195. For Notes linked to the common stock of IAMGOLD Corporation: $0.1508. For Notes linked to the common stock of Johnson Controls, Inc.: $0.2655. For Notes linked to the common stock of United Continental Holdings, Inc.: $0.2437. For Notes linked to the common stock of Yahoo! Inc.: $0.1218.
Trigger Price	A percentage of the initial price of the underlying stock, as specified on the first page of this pricing supplement.

Payment at Maturity (per Note)	➢ If the final price of the underlying stock is not below the trigger price, at maturity we will pay you an amount in cash equal to your principal amount.(1)
➢ If the final price of the underlying stock is below the trigger price, at maturity we will deliver to you one share of the underlying stock for each Note you own.
The principal protection on your Notes is contingent. You may receive shares at maturity that will in all likelihood be worth less than your principal or may have no value at all.
Closing Price	On any trading day, the last reported sale price of the underlying stock on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.
Initial Price	The closing price of the underlying stock on the trade date, as specified on the first page of this pricing supplement.
Final Price	The closing price of the underlying stock on the final valuation date.

Determining Payment at Maturity for Each Offering of the Notes

You will receive at maturity one share of the underlying stock for each Note you own (subject to adjustments in the case of certain corporate events, as described in the accompanying YONCP product supplement and this pricing supplement).(2)

♦	If the market price of the underlying stock on the maturity date is less than the initial price, the shares you receive at maturity will be worth less than the principal amount of your Notes.

The principal protection on your Notes is contingent. If the final price of the underlying stock is below the trigger price, the shares you may receive at maturity will in all likelihood be worth less than your principal or may have no value at all.

(1)	Any payment on the Notes, including any contingent protection is dependent on the ability of UBS to satisfy its obligations when they come due. If UBS is unable to meet its obligations, you may not receive any amounts due to you under the Notes.
(2)	If the calculation agent adjusts the number of shares of the underlying stock due to be delivered to you for certain corporate events affecting the underlying stock, we will pay cash in lieu of delivering any fractional shares of the underlying stock in an amount equal to that fraction multiplied by the closing price of the underlying stock on the final valuation date.

Investor Suitability

The Notes may be suitable for you if:

♦	You have a moderate to high risk tolerance.
♦	You are willing to receive shares of the underlying stock at maturity that will in all likelihood be worth less than your principal or may have no value at all; meaning you may lose some or all of your principal.
♦	You believe the market price of the underlying stock is not likely to appreciate by more than the sum of the coupons paid on the applicable Note.
♦	You believe the final price of the underlying stock is not likely to be below the trigger price.
♦	You are willing to make an investment that will be exposed to the same downside price risk as an investment in the underlying stock.
♦	You are willing to accept the risk of fluctuations in the market price of the underlying stock.
♦	You are willing to invest in the Notes based on the stated coupon rate per annum, as specified on the first page of this pricing supplement.
♦	You are willing to hold the Notes to maturity, a term of 12 months, and accept that there may be little or no secondary market for the Notes.
♦	You are comfortable with the creditworthiness of UBS, as Issuer of the Notes.

The Notes may not be suitable for you if:

♦	You seek an investment that is fully principal protected.
♦	You are not willing to receive shares of the underlying stock at maturity.
♦	You believe the market price of the underlying stock is likely to appreciate by more than the sum of the coupons paid on the applicable Note.
♦	You believe the final price of the underlying stock is likely to be below the trigger price.
♦	You are not willing to accept the risks of owning equities in general and the underlying stock in particular.
♦	You prefer lower risk and, therefore, accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.
♦	You are unable or unwilling to hold the Notes to maturity, a term of 12 months.
♦	You seek an investment for which there will be an active secondary market.
♦	You are not willing or are unable to assume the credit risk associated with UBS, as Issuer of the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this pricing supplement for risks related to an investment in the Notes.

Coupon Payment Dates

Coupon will be paid in arrears in twelve equal monthly installments on the coupon payment dates listed below:

January 24, 2011	July 22, 2011
February 22, 2011	August 22, 2011
March 22, 2011	September 22, 2011
April 25, 2011	October 24, 2011
May 23, 2011	November 22, 2011
June 22, 2011	December 22, 2011

Any payment on your Notes that would otherwise be due on a coupon payment date that is not a business day will instead be paid on the next day that is a business day, with the same effect as if paid on the original due date.

What are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-38 of the YONCP product supplement. The following discussion supplements the discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-38 of the YONCP product supplement.

The United States federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and UBS hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent short-term debt instrument and a put option contract in respect of the underlying stock. The terms of the Notes require (in the absence of an administrative determination or judicial ruling to the contrary) that you treat your Notes for U.S. federal income tax purposes as consisting of two components:

Debt component —  Amounts treated as interest on the debt component would be subject to the general rules governing interest payments on short-term notes and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers who elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers would include interest into income upon receipt of such interest.

Put option component — The put option component would generally not be taxed until sale or maturity. At maturity, the put option component either would be taxed as a short-term capital gain if the principal is repaid in cash or would reduce the basis of any underlying stock if you receive (or are deemed to receive if the cash equivalent is paid) the underlying stock.

With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Underlying Stocks	Coupon per Annum	Interest on Debt Component per Annum	Put Option Component per Annum
Common stock of Ford Motor Company	8.55%	0.72%	7.83%
Common stock of IAMGOLD Corporation	10.50%	0.72%	9.78%
Common stock of Johnson Controls, Inc.	8.20%	0.72%	7.48%
Common stock of United Continental Holdings, Inc.	12.00%	0.72%	11.28%
Common stock of Yahoo! Inc.	8.85%	0.72%	8.13%

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes as described above. However, in light of the uncertainty as to the United States federal income tax treatment, it is possible that your Notes could be treated as a single contingent short-term debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially from the treatment described above. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes. Please read the discussion in ``Supplemental U.S. Tax Considerations” on page PS-38 of the YONCP product supplement for a more detailed description of the tax treatment of your Notes.

In 2007, the Internal Revenue Service released a Notice that may affect the taxation of holders of the Notes. According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-38 of the YONCP product supplement unless and until such time as some other treatment is more appropriate.

Specified Foreign Financial Assets — Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such individuals hold such assets outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, including the consequences of a sale or exchange of the Notes, please see the discussion under “Supplemental U.S. Tax Considerations” beginning on page PS-38 of the YONCP product supplement and consult your tax advisor.

Key Risks

An investment in any offering of the Notes involves significant risks. Some of the risks that apply to each offering of the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the YONCP product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of loss of contingent protection — Your principal will be protected only if the final price of the underlying stock is not below the trigger price and the Notes are held to maturity. If the final price of the underlying stock is below the trigger price, the contingent protection feature will be eliminated and you will be fully exposed at maturity to any decline in the market price of the underlying stock. Greater expected volatility with respect to a Note’s underlying stock reflects a higher expectation as of the trade date that the price of such stock could close below its trigger price on the final valuation date of the Note. This greater expected risk will generally be reflected in a higher coupon payable on such Note. A stock’s volatility, however, can change significantly over the term of the Notes. The price of the underlying stock for your Note could fall sharply, which could result in a significant loss of principal.
♦	The amount you receive on the Notes at maturity will exceed their stated principal amount only in limited circumstances — Even though you will be subject to the risk of a decline in the price of the underlying stock, you will generally not participate in any appreciation in the price of the underlying stock. Your return on the Notes at maturity will not exceed the coupon payable on the Notes except for the situation in which (i) the final price of the underlying stock is less than the trigger price (and, therefore, you receive shares instead of cash at maturity) and (ii) the market price of the underlying stock at maturity is greater than the initial price. Such an increase in price is not likely to occur.
♦	Single stock risk — The price of the underlying stock can rise or fall sharply due to factors specific to that underlying stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
♦	There may be little or no secondary market for the Notes — No offering of the Notes will be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Notes may not develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in each offering of the Notes, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Notes prior to maturity could be at a substantial discount from the initial price to public; and as a result, you may suffer substantial losses.
♦	Owning the Notes is not the same as owning the underlying stock — The return on your Notes may not reflect the return you would realize if you actually owned the underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying stock over the term of your Notes. Furthermore, the underlying stock may appreciate substantially during the term of your Notes and you will not participate in such appreciation.
♦	Credit of UBS — The Notes are senior unsecured debt obligations of the Issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any contingent protection provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive the contingent protection or any other amounts owed to you under the terms of the Notes.
♦	Contingent protection of your initial investment applies only if you hold the Notes to maturity — You should be willing to hold your Notes to maturity. If you sell your Notes prior to maturity in the secondary market, you may have to sell them at a discount, and your initial investment will not be protected.
♦	Your contingent protection may terminate on the final valuation date — If the final price is greater than or equal to the trigger price, your initial investment in the Notes will be protected, subject to the creditworthiness of UBS. We refer to this feature as contingent protection. However, if the final price is less than the trigger price, at maturity you will (i) receive one share of the underlying stock instead of your cash principal for each Note that you own and (ii) be fully exposed to any depreciation in the price of the underlying stock. Under these circumstances, your initial investment will be reduced by 1% (or a fraction thereof) for every 1% (or a fraction thereof) that the price of the underlying stock on the maturity date is less than the initial price.
♦	Price prior to maturity — The market price of your Notes will be influenced by many unpredictable and interrelated factors, including the market price of the underlying stock and the expected price volatility of the underlying stock, the dividend rate on the underlying stock, the time remaining to the maturity of your Notes, interest rates, geopolitical conditions, economic, financial and political, regulatory or judicial events.
♦	Impact of fees on secondary market prices — Generally, the market price of the Notes in the secondary market is likely to be lower than the initial public offering price of the Notes, since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.
♦	Potential UBS impact on market price of underlying stock — Trading or transactions by UBS or its affiliates in the underlying stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying stock may adversely affect the market price of the underlying stock and, therefore, the market value of your Notes.

♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying stock, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of UBS, will determine whether the final price is below the trigger price and accordingly the payment at maturity on your Notes. The calculation agent may postpone the determination of the final price and the maturity date if a market disruption event occurs and is continuing on the final valuation date.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates have recently published research or other opinions that may be inconsistent with the investment view implicit in each of the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying stock to which the Notes are linked.
♦	Antidilution adjustments — Although the calculation agent will adjust the amount payable at maturity by adjusting the trigger price and the number of shares of the underlying stock that may be delivered for certain corporate events affecting the underlying stock, such as stock splits and stock dividends, and certain other actions involving the underlying stock, the calculation agent is not required to make an adjustment for every corporate event that can affect the underlying stock. If an event occurs that does not require the calculation agent to adjust the trigger price and the number of shares of underlying stock that may be delivered at maturity, the market value of your Notes and the payment at maturity may be materially and adversely affected. If the calculation agent adjusts the number of shares of the underlying stock due to be delivered to you for certain corporate events affecting the underlying stock, we will pay cash in lieu of delivering any fractional shares of the underlying stock in an amount equal to that fraction multiplied by the closing price of the underlying stock on the final valuation date.
♦	In some circumstances, the payment you receive on the Notes may be based on the common stock of another company and not the underlying stock — Following certain corporate events relating to the respective issuer of the underlying stock where such issuer is not the surviving entity, the amount of cash or stock you receive at maturity may be based on the common stock of a successor to the respective underlying stock issuer or any cash or any other assets distributed to holders of the underlying stock in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “General Terms of the Notes — Antidilution Adjustments” beginning on page PS-25 of the YONCP product supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity you will receive an amount in cash equal to your principal amount unless the final price of the underlying stock is below the trigger price (as such trigger price may be adjusted by the calculation agent upon occurrence of one or more such events).
♦	Dealer Incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation of 2% per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section above entitled “What Are the Tax Consequences of the Notes?” and the section entitled “Supplemental U.S. Tax Considerations” beginning on page PS-38 of the YONCP product supplement and consult your tax advisor about your tax situation.
♦	Risks associated with non-U.S. Companies — An investment in the Notes linked to the value of non-U.S. companies, such as the common stock of IAMGOLD Corporation (“IAMGOLD”), which is issued by a Canadian issuer, involves risks associated with the home country of such non-U.S. company. The prices of IAMGOLD’s common stock may be affected by political, economic, financial and social factors in the home country of IAMGOLD, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions.

Hypothetical Examples

Hypothetical Examples — Note Returns at Maturity

The following examples illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:

Term:	12 months
Coupon per annum**:	10.00% (or $0.3333 per monthly period)
Initial price of the underlying stock:	$40.00 per share
Trigger price:	$30.00 (75% of the initial price)
Principal amount:	$40.00 per Note (set equal to the initial price)
Dividend yield on the underlying stock***:	1.00%
*	Amounts here have been rounded for ease of analysis. The actual terms for each Note are specified on the first page of this pricing supplement.
**	Coupon payment will be paid in arrears in twelve equal monthly installments during the term of the Notes on an unadjusted basis.
***	Hypothetical dividend yield holders of the underlying stock might receive over the term of the Notes.

Scenario #1: The final price of the underlying stock is not below the trigger price of $30.00.

Since the final price of the underlying stock is not below the trigger price of $30.00, principal is protected and you will receive at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the underlying stock if the price appreciation of the underlying stock (plus dividends, if any) over the term of the Notes is less than 10.00%.

If the closing price of the underlying stock on the final valuation date is $40.00 (no change in the price of the underlying stock):

Payment at Maturity:	$40.00
Coupons:	$4.00	($0.3333 × 12 = $4.00)
Total:	$44.00
Total Return on the Notes:	10.00%

In this example, the total return on the Notes is 10.00% while the total return on the underlying stock is 1.00% (including dividends).

If the closing price of the underlying stock on the final valuation date is $52.00 (an increase of 30%):

Payment at Maturity:	$40.00
Coupons:	$4.00	($0.3333 × 12 = $4.00)
Total:	$44.00
Total Return on the Notes:	10.00%

In this example, the total return on the Notes is 10.00% while the total return on the underlying stock is 31.00% (including dividends).

If the closing price of the underlying stock on the final valuation date is $34.00 (a decline of 15%):

Payment at Maturity:	$40.00
Coupons:	$4.00	($0.3333 × 12 = $4.00)
Total:	$44.00
Total Return on the Notes:	10.00%

In this example, the total return on the Notes is 10.00% while the total return on the underlying stock is a loss of 14.00% (including dividends).

Scenario #2: The final price of the underlying stock is below the trigger price of $30.00.

Since the final price of the underlying stock is below the trigger price of $30.00, you will receive at maturity one share of the underlying stock for every Note you hold. The value received at maturity and the total return on the Notes at that time depends on the closing price of the underlying stock on the maturity date.

If the closing price of the underlying stock on the maturity date is $18.00 (a decline of 55%):

Value of share received:	$18.00
Coupons:	$4.00	($0.3333 × 12 = $4.00)
Total:	$22.00
Total Return on the Notes:	-45.00%

In this example, the total return on the Notes is a loss of 45.00% while the total return on the underlying stock is a loss of 54.00% (including dividends).

If the closing price of the underlying stock on the maturity date is $28.00 (a decline of 30%):

Value of share received:	$28.00
Coupons:	$4.00	($0.3333 × 12 = $4.00)
Total:	$32.00
Total Return on the Notes:	-20.00%

In this example, the total return on the Notes is a loss of 20.00% while the total return on the underlying stock is a loss of 29.00% (including dividends).

Hypothetical Return Table of the Notes at Maturity

The table below is based on the following assumptions*:

Term:	12 months
Coupon per annum**:	10.00% (or $0.3333 per monthly period)
Initial price:	$40.00 per share
Trigger price:	$30.00 (75% of the initial price)
Principal amount:	$40.00 per Note (set equal to the initial price)
Dividend yield on the underlying stock***:	1.00%
*	Amounts here have been rounded for ease of analysis. The actual terms for each Note are specified on the first page of this pricing supplement.
**	Coupon payment will be paid in arrears in twelve equal monthly installments during the term of the Notes on an unadjusted basis.
***	Hypothetical dividend yield holders of the underlying stock might receive over the term of the Notes.

Underlying Stock			The Hypothetical Final Price is Greater Than or Equal to the Hypothetical Trigger Price(1)		The Hypothetical Final Price is Less Than the Hypothetical Trigger Price(2)
Hypothetical Final Price(3)	Stock Price Return(4)	Total Return on the Underlying Stock at Maturity(5)	Total Payment at Maturity + Coupon Payments(6)	Total Return on the Notes at Maturity(7)	Total Payment at Maturity + Coupon Payments(8)	Total Return on the Notes at Maturity(7)(9)
$60.00	50.00%	51.00%	$44.00	10.00%	n/a	n/a
$58.00	45.00%	46.00%	$44.00	10.00%	n/a	n/a
$56.00	40.00%	41.00%	$44.00	10.00%	n/a	n/a
$54.00	35.00%	36.00%	$44.00	10.00%	n/a	n/a
$52.00	30.00%	31.00%	$44.00	10.00%	n/a	n/a
$50.00	25.00%	26.00%	$44.00	10.00%	n/a	n/a
$48.00	20.00%	21.00%	$44.00	10.00%	n/a	n/a
$46.00	15.00%	16.00%	$44.00	10.00%	n/a	n/a
$44.00	10.00%	11.00%	$44.00	10.00%	n/a	n/a
$42.00	5.00%	6.00%	$44.00	10.00%	n/a	n/a
$40.00	0.00%	1.00%	$44.00	10.00%	n/a	n/a
$38.00	-5.00%	-4.00%	$44.00	10.00%	n/a	n/a
$36.00	-10.00%	-9.00%	$44.00	10.00%	n/a	n/a
$34.00	-15.00%	-14.00%	$44.00	10.00%	n/a	n/a
$32.00	-20.00%	-19.00%	$44.00	10.00%	n/a	n/a
$30.00	-25.00%	-24.00%	$44.00	10.00%	n/a	n/a
$28.00	-30.00%	-29.00%	n/a	n/a	$32.00	-20.00%
$26.00	-35.00%	-34.00%	n/a	n/a	$30.00	-25.00%
$24.00	-40.00%	-39.00%	n/a	n/a	$28.00	-30.00%
$22.00	-45.00%	-44.00%	n/a	n/a	$26.00	-35.00%
$20.00	-50.00%	-49.00%	n/a	n/a	$24.00	-40.00%
$18.00	-55.00%	-54.00%	n/a	n/a	$22.00	-45.00%
(1)	A trigger event does not occur if the hypothetical Final Price of the underlying stock is not below the hypothetical Trigger Price.
(2)	A trigger event occurs if the hypothetical Final Price of the underlying stock is less than the hypothetical Trigger Price.
(3)	If the hypothetical Final Price of the underlying stock is not below the hypothetical Trigger Price, this number represents the Final Price. If the hypothetical Final Price of the underlying stock is below the hypothetical Trigger Price, this number represents the Final Price as of the Final Valuation Date and the Closing Price as of the Maturity Date.
(4)	The hypothetical Stock Price return range is provided for illustrative purposes only. The actual Stock Price return may be below -55% and you therefore may lose up to 100% of your principal amount.
(5)	The total return on the underlying stock at maturity includes a hypothetical 1.00% cash dividend payment.
(6)	Payment consists of the principal amount plus coupon payments of 10.00% per annum.
(7)	The total return on the Notes at maturity includes coupon payments of 10.00% per annum.
(8)	Payment consists of one share of the underlying stock plus coupon payments of 10.00% per annum.
(9)	If the hypothetical Final Price of the underlying stock is less than the hypothetical Trigger Price, the total return at maturity will only be positive in the event that the market price of the underlying stock on the Maturity Date is substantially greater than the hypothetical Final Price of such underlying stock. Such an increase in price is not likely to occur.

Information about the Underlying Stocks

All disclosures contained in this pricing supplement regarding each underlying stock are derived from publicly available information. Neither UBS nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about any underlying stock contained in this pricing supplement. You should make your own investigation into each underlying stock.

Included on the following pages is a brief description of the issuers of each of the respective underlying stocks. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the underlying stocks. The information given below is for the four calendar quarters in each of 2006, 2007, 2008 and 2009, and the first, second and third calendar quarters of 2010, where available. Partial data is provided for the fourth calendar quarter of 2010. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying stocks as an indication of future performance.

Each of the underlying stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the underlying stocks with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the respective issuers of the underlying stocks under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Ford Motor Company

According to publicly available information, Ford Motor Company (“Ford”) is a producer of cars and trucks. Ford and its subsidiaries also engage in other businesses, including financing vehicles. Ford operates in two sectors: Automotive and Financial Services. The Automotive sector includes the operations of Ford North America, Ford South America, Ford Europe, Volvo and Ford Asia Pacific Africa segments. As of December 31, 2009, Ford’s vehicle brands included Ford, Mercury, Lincoln and Volvo. Substantially all of Ford’s cars, trucks and parts are marketed through retail dealers in North America, and through distributors and dealers (collectively, “dealerships”) outside of North America, the substantial majority of which are independently owned. The Financial Services sector includes the operations of Ford Motor Credit Company, which offers a wide variety of automotive financing products to and through automotive dealers throughout the world, and Other Financial Services. The predominant share of Ford Credit’s business consists of financing Ford’s vehicles and supporting its dealers. In addition to the products Ford sells to its dealerships for retail sale, it also sells cars and trucks to its dealerships for sale to fleet customers, including daily rental car companies, commercial fleet customers, leasing companies and governments. Through its dealer network and other channels, Ford provides retail customers with a wide range of after-sale vehicle services and products, including maintenance and light repair, heavy repair, collision, vehicle accessories and extended service warranty. Information filed by Ford with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03950, or its CIK Code: 0000037996. Ford’s website is http://www.ford.com. Ford’s common stock is listed on the New York Stock Exchange under the ticker symbol “F.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Ford’s common stock, based on daily closing prices on the primary exchange for Ford, as reported by Bloomberg. Ford’s closing price on December 16, 2010 was $16.77. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$8.93	$7.55	$7.96
4/3/2006	6/30/2006	$7.95	$6.36	$6.93
7/3/2006	9/29/2006	$9.19	$6.19	$8.09
10/2/2006	12/29/2006	$9.03	$6.88	$7.51
1/3/2007	3/30/2007	$8.73	$7.51	$7.89
4/2/2007	6/29/2007	$9.49	$7.74	$9.42
7/2/2007	9/28/2007	$9.64	$7.50	$8.49
10/1/2007	12/31/2007	$9.20	$6.70	$6.73
1/2/2008	3/31/2008	$6.85	$5.11	$5.72
4/1/2008	6/30/2008	$8.48	$4.81	$4.81
7/1/2008	9/30/2008	$6.03	$4.17	$5.20
10/1/2008	12/31/2008	$4.55	$1.26	$2.29
1/2/2009	3/31/2009	$2.94	$1.58	$2.63
4/1/2009	6/30/2009	$6.41	$2.74	$6.07
7/1/2009	9/30/2009	$8.44	$5.35	$7.21
10/1/2009	12/31/2009	$10.20	$6.84	$10.00
1/4/2010	3/31/2010	$14.10	$10.28	$12.57
4/1/2010	6/30/2010	$14.46	$9.88	$10.08
7/1/2010	9/30/2010	$13.16	$10.16	$12.24
10/1/2010*	12/16/2010*	$17.00	$12.26	$16.77
*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through December 16, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

The graph below illustrates the performance of Ford’s common stock from January 29, 1999 through December 16, 2010, based on information from Bloomberg. The dotted line represents the trigger price of $12.58, which is equal to 75% of the closing price on December 16, 2010. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

IAMGOLD Corporation

According to publicly available information, IAMGOLD Corporation (“IAMGOLD”) is a Canada-based mining and exploration company. IAMGOLD is engaged primarily in the exploration for, and the development and production of, mineral resource properties throughout the world. Through its holdings, IAMGOLD has interests in various operations and exploration properties as well as a royalty interest on a property that produces diamonds. It is the operator of the Rosebel, Niobec, Mupane, Doyon and Mouska mines. IAMGOLD’s income, cash flow and gold bullion holdings are significantly affected by fluctuations in the price of gold which has experienced significant price movements over the past three years. Information filed by IAMGOLD with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-31528, or its CIK Code: 0001203464. IAMGOLD’s website is http://www.iamgold.com. IAMGOLD’s common stock is listed on the New York Stock Exchange under ticker symbol “IAG.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for IAMGOLD’s common stock, based on daily closing prices on the primary exchange for IAMGOLD, as reported by Bloomberg. IAMGOLD’s closing price on December 16, 2010 was $17.23. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$9.57	$7.98	$8.63
4/3/2006	6/30/2006	$10.00	$8.01	$8.90
7/3/2006	9/29/2006	$11.52	$8.35	$8.49
10/2/2006	12/29/2006	$9.62	$8.20	$8.81
1/3/2007	3/30/2007	$9.35	$7.41	$7.71
4/2/2007	6/29/2007	$8.27	$6.76	$7.66
7/2/2007	9/28/2007	$9.03	$6.50	$8.67
10/1/2007	12/31/2007	$9.71	$7.78	$8.10
1/2/2008	3/31/2008	$9.79	$7.14	$7.33
4/1/2008	6/30/2008	$7.50	$5.72	$6.05
7/1/2008	9/30/2008	$6.62	$4.76	$5.62
10/1/2008	12/31/2008	$6.11	$2.47	$6.11
1/2/2009	3/31/2009	$8.79	$5.41	$8.55
4/1/2009	6/30/2009	$11.27	$7.33	$10.12
7/1/2009	9/30/2009	$15.69	$9.10	$14.14
10/1/2009	12/31/2009	$20.34	$12.25	$15.64
1/4/2010	3/31/2010	$17.08	$13.21	$13.22
4/1/2010	6/30/2010	$19.61	$14.32	$17.68
7/1/2010	9/30/2010	$19.21	$15.42	$17.71
10/1/2010*	12/16/2010*	$19.44	$16.26	$17.23
*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through December 16, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

The graph below illustrates the performance of IAMGOLD’s common stock from December 20, 2005 through December 16, 2010, based on information from Bloomberg. The dotted line represents the trigger price of $12.06, which is equal to 70% of the closing price on December 16, 2010. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Johnson Controls, Inc.

According to publicly available information, Johnson Controls, Inc. (“Johnson Controls”) provides automotive interiors, automotive batteries, integrated heating, ventilating and air conditioning systems and building management systems. Johnson Controls operates in three primary business segments: Building Efficiency, Automotive Experience and Power Solutions. The Building Efficiency business segment is engaged in designing, producing, marketing and installing integrated heating, ventilating and air conditioning systems, building management systems, controls, security and mechanical equipment. Johnson Controls’ Automotive Experience business segment is an automotive supplier, providing interior systems through its design and engineering expertise. Its Power Solutions business segment services both automotive original equipment manufacturers and the battery aftermarket by providing battery technology, coupled with systems engineering, marketing and service expertise. In March 2010, Johnson Controls acquired National Energy Services, a lighting services company. Information filed by Johnson Controls with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-05097, or its CIK Code: 0000053669. Johnson Controls’ website is http://www.johnsoncontrols.com. Johnson Controls’ common stock is listed on the New York Stock Exchange under the ticker symbol “JCI.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Johnson Controls’ common stock, based on daily closing prices on the primary exchange for Johnson Controls, as reported by Bloomberg. Johnson Controls’ closing price on December 16, 2010 was $38.85. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$25.81	$22.25	$25.31
4/3/2006	6/30/2006	$30.00	$24.67	$27.41
7/3/2006	9/29/2006	$28.60	$22.80	$23.91
10/2/2006	12/29/2006	$28.93	$23.98	$28.64
1/3/2007	3/30/2007	$33.19	$28.25	$31.54
4/2/2007	6/29/2007	$38.90	$31.76	$38.59
7/2/2007	9/28/2007	$42.12	$34.83	$39.37
10/1/2007	12/31/2007	$44.42	$35.50	$36.04
1/2/2008	3/31/2008	$35.85	$31.05	$33.80
4/1/2008	6/30/2008	$36.03	$28.67	$28.68
7/1/2008	9/30/2008	$33.65	$28.33	$30.33
10/1/2008	12/31/2008	$28.79	$14.07	$18.16
1/2/2009	3/31/2009	$19.32	$8.68	$12.00
4/1/2009	6/30/2009	$22.11	$13.21	$21.72
7/1/2009	9/30/2009	$27.48	$19.78	$25.56
10/1/2009	12/31/2009	$28.30	$23.77	$27.24
1/4/2010	3/31/2010	$33.37	$27.72	$32.99
4/1/2010	6/30/2010	$35.01	$25.90	$26.87
7/1/2010	9/30/2010	$30.63	$26.53	$30.50
10/1/2010*	12/16/2010*	$39.50	$30.32	$38.85
*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through December 16, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

The graph below illustrates the performance of Johnson Controls’ common stock from January 29, 1999 through December 16, 2010, based on information from Bloomberg. The dotted line represents the trigger price of $31.08, which is equal to 80% of the closing price on December 16, 2010. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

United Continental Holdings, Inc.

According to publicly available information, United Continental Holdings, Inc. (“United Continental”), formerly UAL Corporation, is a holding company. United Continental operates through its subsidiaries, Continental Airlines, Inc. and United Air Lines, Inc. The operations of United Air Lines, Inc. and Continental Airlines, Inc. consist primarily of the transportation of persons, property and mail throughout the United States and abroad. United Air Lines, Inc. is an international carrier based in the United States. United Air Lines, Inc., including regional flights operated on United Air Lines, Inc.’s behalf under capacity purchase agreements with other carriers, operates approximately 3,400 flights a day to more than 230 United States domestic and international destinations from its hubs in Los Angeles, San Francisco, Denver, Chicago, Washington, D.C. and Tokyo and has global air rights in the Asia-Pacific region, Europe and Latin America. United Air Lines, Inc. is a founding member of Star Alliance, which overall offers 21,200 daily flights to 1,172 airports in 181 countries through its 28 member airlines. Continental Airlines, Inc., together with its wholly owned subsidiary, Continental Micronesia, Inc., and including regional flights operated on Continental Airlines, Inc.’s behalf under capacity purchase agreements with other carriers, has more than 2,200 daily departures throughout the Americas, Europe and Asia, serving 117 domestic and 127 international destinations. Continental Airlines, Inc. is also a member of Star Alliance, which overall offers 21,200 daily flights to 1,172 airports in 181 countries through its 28 member airlines. Information filed by United Continental with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-06033, or its CIK Code: 0000100517. United Continental’s website is http://www.unitedcontinentalholdings.com. United Continental’s common stock is listed on the New York Stock Exchange under ticker symbol “UAL.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for United Continental’s common stock, based on daily closing prices on the primary exchange for United Continental, as reported by Bloomberg. United Continental’s closing price on December 16, 2010 was $24.37. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
2/2/2006	3/31/2006	$42.64	$32.00	$39.93
4/3/2006	6/30/2006	$39.43	$26.77	$31.02
7/3/2006	9/29/2006	$31.48	$22.33	$26.57
10/2/2006	12/29/2006	$45.24	$27.90	$44.00
1/3/2007	3/30/2007	$51.21	$37.82	$38.17
4/2/2007	6/29/2007	$44.23	$33.20	$40.59
7/2/2007	9/28/2007	$49.23	$38.12	$46.53
10/1/2007	12/31/2007	$51.49	$34.49	$35.66
1/2/2008	3/31/2008	$41.14	$20.91	$21.53
4/1/2008	6/30/2008	$23.61	$5.22	$5.22
7/1/2008	9/30/2008	$14.94	$3.13	$8.79
10/1/2008	12/31/2008	$16.59	$5.02	$11.02
1/2/2009	3/31/2009	$12.77	$3.66	$4.48
4/1/2009	6/30/2009	$6.76	$3.17	$3.19
7/1/2009	9/30/2009	$9.40	$3.19	$9.22
10/1/2009	12/31/2009	$13.09	$6.33	$12.91
1/4/2010	3/31/2010	$20.18	$12.23	$19.55
4/1/2010	6/30/2010	$23.97	$17.65	$20.56
7/1/2010	9/30/2010*	$24.25	$18.59	$23.63
10/1/2010**	12/16/2010**	$29.53	$23.86	$24.37
*	The common stock of United Continental was listed on the NASDAQ Global Select Market during the period from February 2, 2006 through September 30, 2010. As of October 1, 2010, the common stock of United Continental is listed on the New York Stock Exchange.
**	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through December 16, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

The graph below illustrates the performance of United Continental’s common stock from February 2, 2006 through December 16, 2010, based on information from Bloomberg. The dotted line represents the trigger price of $17.06, which is equal to 70% of the closing price on December 16, 2010. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Yahoo! Inc.

According to publicly available information, Yahoo! Inc. (“Yahoo”) together with its subsidiaries, is an online media company. Yahoo provides online properties and services (“Yahoo! Properties” or its “Owned and Operated sites”) to internet users. Yahoo generate revenues by providing marketing services to advertisers across a majority of Yahoo! Properties and affiliate sites. Yahoo provides to businesses a range of marketing services designed to reach and connect with users of its Owned and Operated sites, as well as with internet users beyond Yahoo! Properties, through a distribution network of third-party entities. Yahoo competes with Google, Inc., Microsoft Corporation, AOL, Inc., Facebook, Inc. and MySpace, Inc. Information filed by Yahoo with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-28018, or its CIK Code: 0001011006. Yahoo’s website is http://www.yahoo.com. Yahoo’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “YHOO.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Yahoo’s common stock, based on daily closing prices on the primary exchange for Yahoo, as reported by Bloomberg. Yahoo’s closing price on December 16, 2010 was $16.52. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$43.42	$30.07	$31.70
4/3/2006	6/30/2006	$33.53	$29.00	$33.00
7/3/2006	9/29/2006	$33.38	$24.65	$25.28
10/2/2006	12/29/2006	$28.49	$23.04	$25.54
1/3/2007	3/30/2007	$32.10	$25.61	$31.29
4/2/2007	6/29/2007	$32.09	$26.98	$27.13
7/2/2007	9/28/2007	$27.50	$22.52	$26.84
10/1/2007	12/31/2007	$33.63	$23.02	$23.26
1/2/2008	3/31/2008	$29.98	$19.05	$28.93
4/1/2008	6/30/2008	$28.67	$20.66	$20.66
7/1/2008	9/30/2008	$24.64	$16.88	$17.30
10/1/2008	12/31/2008	$16.96	$8.95	$12.20
1/2/2009	3/31/2009	$14.12	$11.01	$12.81
4/1/2009	6/30/2009	$16.67	$12.75	$15.66
7/1/2009	9/30/2009	$17.81	$14.18	$17.81
10/1/2009	12/31/2009	$17.67	$14.97	$16.78
1/4/2010	3/31/2010	$17.23	$14.79	$16.53
4/1/2010	6/30/2010	$18.97	$13.83	$13.83
7/1/2010	9/30/2010	$15.52	$13.08	$14.17
10/1/2010*	12/16/2010*	$17.02	$14.23	$16.52
*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through December 16, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

The graph below illustrates the performance of Yahoo’s common stock from January 29, 1999 through December 16, 2010, based on information from Bloomberg. The dotted line represents the trigger price of $13.22, which is equal to 80% of the closing price on December 16, 2010. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents have agreed to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Notes.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes; and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes and, thus creates an additional conflict of interest within the meaning of NASD Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Annex

The following supplements the discussion under “What are the Tax Consequences of the Notes?” in this pricing supplement and “Supplemental U.S. Tax Considerations” on page PS-38 of the YONCP product supplement and is subject to the limitations and exceptions expressed therein. It sets forth formulas for United States holders who are initial purchasers of the Notes to use to determine the amount of capital gain and loss and ordinary income to recognize either upon maturity or a sale of the Notes. The formulas below assume that the Notes are properly treated as an investment unit consisting of a debt component and a put option component, as described in “What are the Tax Consequences of the Notes?” and “Supplemental U.S. Tax Considerations.”

The tax consequences described below are not binding on the IRS or a court and are the result of only one of several possible reasonable treatments of the Notes for U.S. federal income tax purposes. Although there are other possible treatments, we and, by purchasing the Notes, you agree to treat the Notes for all U.S. federal income tax purposes according to the treatment described in this pricing supplement. No statutory, judicial or administrative authority directly addresses the treatment of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and we do not plan to request a ruling from the IRS. Significant aspects of the U.S. federal income tax consequences of an investment in the Notes are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment described herein. We do not provide tax advice. Accordingly, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes (including alternative treatments).

Defined Terms as Used in this Annex:

“Accrued Coupon at Sale” is equal to the amount labeled “Accrued Interest” on your confirmation of sale, divided by Quantity Sold.

“Aggregate Option Premium Received” is the total amount of all payments of Option Premium received by you on a Note during the period you held the Note.

“Aggregate Coupons Received” is the total amount of all coupons received by you on a Note. It does not include Accrued Coupon at Sale.

“Coupon per Annum” is provided with respect to each offering on page 1 of this pricing supplement.

“Debt Component Per Annum” is provided on page 5 of this pricing supplement.

“Debt Sale Amount” is equal to Bond Value x Initial Price. “Bond Value” will be provided on your confirmation of sale, and is the value of the Debt Instrument expressed as a percentage of the Initial Price of your Notes. The “Bond Value” may exceed 100%.

“Initial Price” is provided with respect to each offering on page 1 of this pricing supplement.

“Option Premium” is equal to the amount of a coupon with respect to a Note multiplied by (Put Option Component per Annum/Coupon per Annum).

“Option Sale Amount” is equal to Sale Price – Debt Sale Amount. The “Sale Price” will be labeled “Price” on your confirmation of sale. The Option Sale Amount may be positive or negative.

“Put Option Component per Annum” is provided with respect to each offering on page 5 of this pricing supplement.

“Quantity at Maturity” is the number of Notes with respect to this offering held by you at maturity.

“Quantity Sold” will be labeled “Quantity” on your confirmation of sale.

At Maturity

If the Notes are held to maturity, you will have either:

1)	Short-term capital gain. If you receive the principal amount of the Notes (plus the final coupon payment) in cash, then you will recognize short-term capital gain on the option portion of the Notes, equal to:
♦	Aggregate Option Premium Received × Quantity at Maturity; or
2)	No tax event. If you receive shares of the applicable underlying stock, the receipt of those shares will not be a taxable event, except to the extent of cash received in lieu of fractional shares. Your basis in the shares received will be equal to:
♦	(Initial Price – Aggregate Option Premium Received) x Quantity at Maturity.

Your holding period in the shares will begin on the day after receipt. If you receive cash in lieu of a fractional share of the applicable underlying stock, you will recognize short-term capital gain or loss in an amount equal to the difference between the amount of cash you receive and your basis (as determined above) in the fractional share.

Sale, Exchange or Retirement of the Notes Prior to Maturity

Upon a sale, exchange or retirement of the Notes prior to maturity, you will recognize:

1)	Ordinary income. You will recognize ordinary income in respect of any accrued but unpaid interest on the debt portion of the Notes, equal to:
♦	Accrued Coupon at Sale × (Debt Component per Annum/Coupon per Annum) × Quantity Sold.

2)	Capital gain or loss. You will recognize short-term capital gain or loss in respect of the debt portion of the Notes equal to:
♦	(Debt Sale Amount - Initial Price) × Quantity Sold;

and in respect of the option portion of the Notes, equal to:

♦	(Option Sale Amount + (Accrued Coupon at Sale x (Put Option Component per Annum/Coupon per Annum))) × Quantity Sold; plus
♦	Aggregate Coupons Received x (Put Option Component per Annum/Coupon per Annum) x Quantity Sold.